                                                                    EXHIBIT 10.6

                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Amended and Restated Executive Employment Agreement ("Agreement") is effective as of January 1, 2005 ("Effective Date"), by and between Structural GenomiX, Inc., with its principal place of business at 10505 Roselle Street, San Diego, California 92121 ("SGX"), a Delaware corporation, and Michael Grey, who resides at ___________________________________________________ ("Executive").
This Agreement amends and restates and supercedes and terminates in its entirety that certain Employment Agreement dated September 4, 2001 by and between SGX and Executive, as amended by that certain letter agreement dated December 20, 2004 (together, the "Prior Agreement").

     The parties agree as follows:

     1. Employment. SGX hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

     2. Duties.

          2.1. Position; Duties and Responsibilities. Executive is employed in the position of President and Chief Executive Officer and shall have the duties and responsibilities assigned by the Board of Directors of SGX (the "Board"). Executive is responsible for overseeing the business and operations of SGX and doing and performing all services, acts, or things reasonably necessary or advisable to accomplish the objectives and complete the tasks assigned to Executive by the Board. Executive shall serve as the leader and principal officer of the executive team and shall report directly to the Board. Executive shall perform faithfully and diligently such duties, as well as such other duties as the Board shall reasonably assign from time to time. SGX reserves the right to modify Executive's position and duties at any time in its sole and reasonable discretion.

          2.2. Best Efforts/Full-time. Executive will expend Executive's best efforts on behalf of SGX, and will abide by all policies and decisions made by SGX, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of SGX at all times. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties, unless Executive notifies SGX in advance of Executive's intent to engage in other paid work and receives SGX' express written consent to do so. SGX consents to the continuing service by Executive on the Boards of Directors of Achillion Pharmaceuticals, Inc. and Epimmune, Inc. Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with SGX. If SGX believes a conflict exists, SGX may ask Executive to choose whether to discontinue the other work or resign employment with SGX.

          2.3. Board Seat. Executive shall continue to serve as a member of the Board.

          2.4. Work Location. Executive's principal place of work shall be located in San Diego, California, at SGX' offices or as reasonably assigned by SGX.

     3. Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for the period of one (1) year and for consecutive one year terms thereafter unless sooner terminated in accordance with paragraph 7 below.

     4. Compensation.

          4.1. Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, SGX shall pay to Executive an initial annualized Base Salary of Three Hundred Fifty Thousand ($350,000) per year, payable in accordance with the normal payroll practices of SGX, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive's employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive the Base Salary prorated to the date of termination.

          4.2. Incentive Compensation. Executive will be eligible to receive incentive compensation. If SGX, in its sole and absolute discretion, grants executive incentive compensation, the terms, amount and payment of such, if any, will be determined solely by SGX.

          4.3. Stock Options. Executive will receive a stock option or stock options to purchase that number of shares of SGX common stock that, together with Executive's currently outstanding stock options, if any, is equal to 3.5% of the Fully Diluted Capitalization (as defined below) of SGX after giving effect to the Next Equity Financing (as defined below), at a price per share equal to the fair market value of SGX' common stock on the date of grant of each such stock option as shall be determined by the Board in its sole and absolute discretion. 25% of the shares subject to such stock options shall be fully vested as of the date of grant and the remaining shares subject to such stock options shall vest over three years after the vesting commencement date in equal monthly installments (subject to acceleration of vesting under certain circumstances as set forth in subparagraphs 7.2 and 7.4(a) below). Such stock options shall be subject to the terms and conditions of SGX' 2000 Equity Incentive Plan (the "Incentive Plan") and SGX' form of stock option agreement. The Board shall grant such stock options as soon as reasonably practicable after the number of shares issuable in connection with such Next Equity Financing is ascertainable and the vesting commencement date of all such stock options shall be the Effective Date. The offer of such stock options is conditioned upon Executive's acceptance of this Agreement and will be in accordance with the terms and requirements of the Incentive Plan and SGX' form of stock option agreement. "Fully Diluted Capitalization" as used in this subparagraph 4.3 shall mean the fully-diluted capitalization of SGX calculated on an as-converted basis and including all outstanding preferred stock, common stock, warrants, all options authorized under equity incentive plans (whether or not granted or vested), and securities issuable upon conversion of outstanding convertible notes, if any (but excluding shares issuable upon conversion of the Millennium convertible note). "Next Equity Financing" as used in this subparagraph 4.3 shall mean the next private equity financing of SGX primarily for capital raising purposes that raises at least $5 million of new investment and occurs prior to the completion of an initial public offering of SGX' securities, and such Next Equity Financing shall include the aggregate number of shares to be issued in connection with such financing (including, if the financing occurs in multiple tranches, the aggregate number of shares that are issued in all tranches for which there is a contractual commitment to fund on the part of the investors in such Next Equity Financing as of the initial closing thereof). Any obligation of SGX that remains outstanding under this subparagraph 4.3 to grant any additional stock options to Executive shall terminate and be of no further force or effect upon the earlier to occur of (i) immediately prior to the closing of an initial public offering of SGX' securities or (ii) immediately prior to the consummation of a Change of Control (as defined below).

          4.4. Cash Bonus Program. As Executive Vice President and Chief Business Officer, Executive is eligible to earn a cash bonus equal to 35% of Executive's base salary, or $122,500, provided Executive meets the eligibility requirements and performance objectives set forth in SGX' bonus program, which are determined in SGX' sole discretion.

          4.5. Performance and Salary Review. SGX will periodically review Executive's performance. Executive's salary and/or other compensation will be reviewed yearly and may be adjusted from time to time in SGX' sole and absolute discretion.

     5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of SGX subject to the terms and conditions of SGX' benefit plan documents. SGX reserves the right to modify or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

     6. Business Expenses. Executive will be reimbursed for all out-of-pocket business expenses reasonably incurred in the performance of Executive's duties on behalf of SGX. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with SGX' policies.

     7. Termination of Employment.

          7.1. Termination for Cause by SGX. Although SGX anticipates a mutually rewarding employment relationship with Executive, SGX may terminate Executive's employment immediately at any time for cause. Cause includes, but is not limited to, one or more of the following: (a) acts or omissions deemed by SGX to constitute gross negligence, recklessness, willful misconduct or dishonesty on the part of Executive with respect to Executive's obligations under this Agreement or otherwise relating to the business of SGX; (b) Executive's willful, material breach of this Agreement; (c) Executive's conviction or entry of a plea of guilty or nolo contendere for fraud, misappropriation or embezzlement, or of any felony; (d) Executive's material breach of fiduciary duty toward SGX; (e) Executive's material breach of any element of SGX' Confidential Information and Invention Assignment Agreement, including without limitation, Executive's theft, dilution, or other misappropriation or careless treatment of SGX' proprietary information; (f) Executive's inability to perform all of the essential functions and duties of Executive's position, with or without reasonable accommodation other than for reason of temporary illness; or (g) Executive's death. In the event Executive's employment is terminated in accordance with this subparagraph 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, and any benefits, including any benefits under the Bonus Plan and Incentive Plan, and expense reimbursements to which Executive is entitled by virtue of his prior employment with SGX (collectively referred to as "Standard Entitlements."). All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment or any part thereof described in subparagraph 7.2 below.

          7.2. Termination Without Cause By SGX/Severance. SGX may terminate Executive's employment under this Agreement without cause at any time on thirty
(30) days' advance written notice to Executive. In the event of such termination, Executive will receive the Standard Entitlements, plus a severance payment equivalent to twelve months of Executive's Base Salary then in effect on the date of termination (the "Severance Payment") payable in accordance with SGX' regular payroll cycle, and the vesting of any outstanding stock options will be accelerated by 12 months, provided that Executive: (a) complies with all surviving provisions of this Agreement as specified in subparagraph 16.7 below;
(b) executes a full general release, releasing all claims, known or unknown, that Executive may have against SGX arising out of or any way related to Executive's employment or termination of employment with SGX; and (c) agrees to act as a consultant for SGX for up to a maximum of sixty (60) days, without additional compensation, if requested to do so by SGX. All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

          7.3. Voluntary Resignation By Executive. Executive may voluntarily resign Executive's position with SGX at any time on thirty (30) days advance written notice. In the event of Executive's resignation, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of resignation, and the Standard Entitlements. All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Payment described in paragraph 7.2 above.

          7.4. Termination of Executive Following Change Of Control.

               (a) Severance Payment. If Executive's employment is terminated by SGX without cause within one year after a Change of Control (as that term is defined below), Executive shall be entitled to receive the Standard Entitlements, plus the Severance Payment described in subparagraph 7.2 above, and that the vesting of any outstanding stock options will be accelerated by 24 months, provided Executive complies with the conditions in subparagraph 7.2 above. All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

               (b) 280G. If, due to the benefits provided under subparagraph 7.4(a) above, Executive is subject to any excise tax due to characterization of any amounts payable under subparagraph 7.4(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Executive may elect, in Executive's sole discretion, to reduce the amounts payable under subparagraph 7.4(a) in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

               (c) Change of Control. A Change of Control is defined as any one of the following occurrences:

                    (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than a trustee or other fiduciary holding securities of

SGX under an employee benefit plan of SGX, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of SGX representing more than 50% of (a) the outstanding shares of common stock of SGX or (b) the combined voting power of SGX' then-outstanding securities; or

                    (ii) The sale or disposition of all or substantially all of SGX' assets (or any transaction having similar effect is consummated) other than to an entity of which SGX owns at least 50% of the Voting Stock so long as the sale or disposition is not under duress of SGX' financial hardship; or

                    (iii) SGX is party to a merger or consolidation that results in the holders of voting securities of SGX outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of SGX or such surviving entity outstanding immediately after such merger or consolidation.

     8. Competitive Employment. During the term of Executive's employment with SGX and during any period in which Executive is receiving payments (other than any dividends on stock) from SGX or acting as a consultant with or without payment, Executive agrees that Executive will not directly or indirectly compete with SGX in any way, and will not act as an officer, director, executive, consultant, shareholder (other than stock of publicly held companies), volunteer, lender, or agent of any business enterprise of the same nature as, or which is in competition with, the business in which SGX is now engaged or in which SGX becomes engaged during the term of Executive's employment with SGX, as may be determined by SGX in its sole discretion. Further, Executive agrees not to refer any client or potential client to competitors of SGX without SGX' written consent during the term of Executive's employment with SGX or during any period in which Executive is receiving payments (other than any dividends on stock) from SGX or acting as a consultant with or without payment.

     9. Confidentiality and Proprietary Rights. Executive agrees to abide by SGX' proprietary rights policies and to protect the intellectual property of SGX. In accordance, Executive has signed, contemporaneously with the execution of this Agreement, a Confidential Information and Invention Assignment Agreement, which is incorporated herein by this reference.

     10. Non-Solicitation.

          10.1. Non-Solicitation of Employees and Independent Contractors. Executive agrees that during Executive's employment with SGX and for a period of one year after the termination of Executive's employment with SGX, Executive will not directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage SGX' relationship with any employee or independent contractor; solicit, encourage or attempt to hire any of SGX' employees or independent contractors; or cause others to solicit or encourage any of SGX' employees or independent contractors to discontinue their employment or services with SGX.

          10.2. Non-Solicitation of Customers. Executive acknowledges that proprietary information about SGX' customers is confidential and constitutes trade secrets of SGX. Executive agrees that during Executive's employment with SGX and for a period of one year following the termination of Executive's employment with SGX, Executive will not, either directly or indirectly, separately or in association with others, do any of the following: (i) make known, to any person, firm or corporation, the names and addresses of any of the customers of SGX or contacts of SGX within the pharmaceutical or biotechnology industry or any other information pertaining to such persons; (ii) call on, solicit, take away, or attempt to call on, solicit or take away any of the customers of SGX on whom Executive called or with whom Executive became aware or acquainted during Executive's association with SGX, whether for Executive or for any other person, firm or corporation; or (iii) use or make known to any person or entity, the strategies, tactics, practices, and procedures by which SGX does business.

     11. Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in paragraphs 8-10 (collectively "Covenants") would cause irreparable injury to SGX and agrees that in the event of any such breach, SGX shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

     12. Accounting and Indemnification. In the event Executive breaches any of the Covenants contained in paragraphs 8-10, SGX shall have the right and remedy to require Executive to: (a) account for and pay over to SGX all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Covenants; and (b) to indemnify SGX against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys' fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Covenants. Both parties agree that the provisions of this paragraph 12 will not adequately compensate SGX for SGX' injury in the event of Executive's breach of any of the Covenants. Accordingly, the parties agree the provisions of this paragraph 12 will not in any way limit or interfere with SGX' right to seek injunctive relief under paragraph 11.

     13. Return of SGX Property. On termination of employment with SGX for whatever reason, or at the request of SGX before termination, Executive agrees to promptly deliver to SGX all records, files, computer disks, memoranda, documents, lists and other information regarding or containing any Proprietary Information (as defined in the Confidential Information and Invention Assignment Agreement executed herewith), including all copies, reproductions, summaries or excerpts thereof, then in Executive's possession or control, whether prepared by Executive or others. Executive also agrees to promptly return, upon termination or at any time upon SGX' request, any and all SGX property issued to Executive, including but not limited to computers, facsimile transmission equipment, cellular phones, keys and credits cards. Executive further agrees that should Executive discover any SGX property or Proprietary Information in Executive's possession after Executive's termination and departure from SGX, Executive agrees to return it promptly to SGX without retaining copies or excerpts of any kind.

     14. No Violation of Rights of Third Parties. Executive warrants that Executive's performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive's employment with SGX. Executive agrees not to disclose to SGX, or induce SGX to use, any confidential or proprietary information or material belonging to any previous employers or others. Executive warrants that Executive is not a party to any other agreement that will interfere with Executive's full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

     15. Agreement to Arbitrate. Executive and SGX agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between them, and any disputes upon termination of employment, except as provided in subparagraph 15.1 below, to the fullest extent permitted by law. This method of resolving disputes shall be the sole and exclusive remedy of the parties. Accordingly, the parties understand that, except as provided in this paragraph 15 or as otherwise required by law, they are giving up their rights to have their disputes decided in a court of law and, if applicable, by a jury, and instead agree that their disputes shall be decided by arbitration.

          15.1. Scope of the Agreement. The disputes subject to this agreement to arbitrate include all potential claims between Executive and SGX relating to employment, such as breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims and claims for violation of any local, state or federal law, statute, regulation or ordinance or common law to the fullest extent permitted by law. Claims for workers' compensation or unemployment insurance benefits, if any, and SGX' right to obtain injunctive relief pursuant to paragraph 11 above are excluded. For the purposes of this agreement to arbitrate, references to "SGX" include SGX and all subsidiary and related entities and their employees, supervisors, officers, directors, owners, agents, benefit plans, benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of SGX.

          15.2. Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.

          15.3. Arbitration Procedure. The arbitration will be conducted in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA") at its offices in San Diego, California. If the parties cannot agree on the single neutral arbitrator, such arbitrator shall be selected in accordance with the AAA rules. The parties are entitled to representation by an attorney or other representative of their choosing. The parties will also be permitted to conduct discovery sufficient to present their respective cases. The arbitrator will be required to issue a written arbitration decision that will reveal the essential findings and conclusions on which an award is based, and shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. Otherwise, the parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

     16. General Provisions.

          16.1. Successors and Assigns. The rights and obligations of SGX under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of SGX. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement other than to the estate of Executive.

          16.2. Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          16.3. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          16.4. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing SGX, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          16.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in the State where Executive is employed, in any action, suit, or proceeding arising out of or relating to this Agreement.

          16.6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

          16.7. Survival. Paragraphs 8 ("Competitive Employment"), 9 ("Confidentiality and Proprietary Rights"), 10 ("Non-Solicitation"), 11 ("Injunctive Relief"), 12 ("Accounting and Indemnification"), 13 ("Return of SGX Property"), 15 ("Agreement to Arbitrate"), 16 ("General Provisions") and 17 ("Entire Agreement") of this Agreement shall survive Executive's employment by SGX.

     17. Entire Agreement. This Agreement, including SGX' Incentive Plan, bonus program and Confidential Information and Invention Assignment Agreement herein incorporated by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including but not limited to the Offer Letter of July 16, 2001 and the Prior Agreement. This Agreement may be amended or modified only with the written consent of Executive and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

                                                      Executive

Dated: February __, 2005                              /s/ Michael Grey
                                                      --------------------------
                                                      Michael Grey

                                                      Structural GenomiX, Inc.

Dated: February __, 2005                              By: /s/ Alex Barkas
                                                          ----------------------

                                                      Its: _____________________